Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933	NEWS RELEASE

Solera National Bancorp, Inc. Postpones Annual Shareholders’ Meeting

LAKEWOOD, CO — June 22, 2012 - Solera National Bancorp, Inc. (OTCBB: SLRK), the holding company for Solera National Bank, announced today that its Annual Meeting of Shareholders held on Thursday, June 21, 2012 was adjourned due to a lack of quorum for the election of directors and ratification of the independent registered public accounting firm.  Accordingly, the meeting was postponed and rescheduled for Thursday, July 19, 2012 at 10:00 a.m., MDT, at 5801 West Alameda Ave, Suite B, Lakewood, CO 80226.

“We urge shareholders to vote their shares on our online voting site (https://www.iproxydirect.com/SLRK) as soon as possible so that we may complete the business portion of the meeting” said Douglas Crichfield, President and Chief Executive Officer.

Shareholders who are unable to locate their previously delivered proxy materials can email ir@solerabank.com to request their specific voting instructions or call 1-919-481-4000.

Copies of the Company’s proxy materials are available on the Investor Relations page of the Company’s website at www.solerabank.com under “Shareholder Materials”.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding Company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.

For more information, visit http://www.solerabank.com.